UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 29, 2006

CIT GROUP INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-31369 (Commission File Number)	65-1051192 (I.R.S Employer Identification No.)

505 Fifth Avenue New York, New York (Address of principal executive offices)	10017 (Zip Code)

Registrant’s telephone number, including area code: (212) 771-0505

(Former name or former address, if changed since last report.) Not Applicable

______________________________________________________________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[_]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Contract

        On August 29, 2006, the Board of Directors of CIT Group Inc. (the “Board” and “CIT”) approved a new three year Employment Agreement between CIT and Jeffrey M. Peek, Chairman and Chief Executive Officer. The Agreement is effective September 3, 2006 and runs for a term of 36 months on substantially the same terms as in Mr. Peek’s existing employment agreement, which was due to expire on September 2, 2006.

        The Agreement provides for an annual base salary of $800,000, which shall be reviewed when the salaries of all CIT executive officers are reviewed, and, if increased, may not be reduced. Mr. Peek will also be entitled to an annual bonus pursuant to CIT’s incentive plans and programs, with a minimum target bonus of 200 percent of his annual base salary. The Agreement also provides for Mr. Peek’s participation in all other employee pension, welfare, perquisites, fringe benefit, and other benefit plans generally available to senior executives. The Agreement provides for continued participation by Mr. Peek in CIT’s Executive Retirement Program and all other supplemental and excess retirement plans on terms no less favorable than provided immediately prior to the effective date of the Agreement. Mr. Peek is also eligible to receive benefits under the CIT retiree medical and life insurance plan, to be reimbursed up to $25,000 per year for financial planning assistance, to use a car owned by CIT and the services of a driver employed by CIT, and to use CIT’s corporate aircraft for business travel and for personal travel if deemed necessary for security reasons.

        If Mr. Peek’s employment is terminated by him for “good reason” or by CIT “without cause” (in each case, as defined in the Agreement), Mr. Peek shall receive (i) a prorated bonus for the period of service through the date of termination, (ii) continued salary and bonus for three years, (iii) continued life insurance and medical, dental, and disability benefits for three years, (iv) two years of age and service credit under all relevant CIT retirement plans, and (v) outplacement services. In addition, all of Mr. Peek’s outstanding executive compensation awards will fully vest, and he will have two years to exercise outstanding options (five years for Mr. Peek’s options granted in 2003 and 2004 and any options granted after the effective date of the Agreement).

        If Mr. Peek’s employment is terminated due to his death or disability, Mr. Peek (or his estate) will be entitled to a lump sum payment equal to his annual base salary, a prorated bonus payment, full accelerated vesting with respect to his outstanding equity compensation awards, and amounts due under CIT’s general benefits plans and programs. In addition, for a termination due to disability, Mr. Peek will be entitled to continue to accrue age and service credit through retirement for purposes of CIT’s retirement plans. If Mr. Peek’s employment is terminated due to retirement, he is entitled to a pro-rated bonus payment.

        If there is a change of control (as defined in the Agreement), the term of the Agreement will be extended to the second anniversary of the change of control. If Mr. Peek’s employment is terminated without cause or by Mr. Peek for good reason during the two year extension period, Mr. Peek will receive the same severance payments and benefits described above for a termination “without cause”, except that continued salary and bonus will be paid in a lump sum.

        The Agreement also contains certain non-competition and non-solicitation obligations. While employed by CIT and for one year following termination of employment for any reason (two years in the event of a termination by Mr. Peek without good reason or by CIT for cause), Mr. Peek may not, without the written consent of the Board, (i) knowingly engage or be interested in any business in the United States which is in competition with any lines of business actively being conducted by CIT on the date of termination, unless such line of business accounts for less than 10% of CIT’s gross revenues on the date of termination, or (ii) disparage or publicly criticize CIT or any of its affiliates. In addition, while employed by CIT and for two years following termination of employment for any reason, Mr. Peek may not, without the written consent of the Board, hire any person who was employed by CIT or any of its subsidiaries or affiliates (other than persons employed in a clerical or other non-professional position) within the six-month period preceding the date of such hiring or solicit, entice, persuade, or induce any person or entity doing business with CIT to terminate such relationship or to refrain from extending or renewing the same.

        If Mr. Peek becomes subject to excise taxes under Section 4999 of the Internal Revenue Code, the Agreement provides for a gross up payment equal to the amount of such excise taxes.

Section 9 – Financial Statements and Exhibits

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

99.1	Employment Agreement, dated August 29, 2006, between CIT Group Inc. and Jeffrey M. Peek.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CIT Group Inc.
Date: September 5, 2006	By:	Name: William J. Taylor Title: Executive Vice President and Controller (Principal Accounting Officer)